Exhibit 99.1

BG Medicine, Inc. Announces Closing of Public Offering and Exercise of Over-Allotment Option

WALTHAM, Mass., Jan. 30, 2013 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), a diagnostics company focused on the development and commercialization of novel cardiovascular tests, today announced the closing of its previously announced public offering of 6,000,000 shares of its common stock, as well as 900,000 additional shares of its common stock pursuant to the full exercise of the over-allotment option granted to the underwriter.

The shares were sold at the public offering price of $2.00 per share and the company estimates the aggregate net proceeds to the company will be approximately $12.8 million, after deducting underwriting discounts and commissions and other estimated offering expenses.

Lazard Capital Markets LLC acted as the sole book-running manager for the offering.

The shares were sold by means of BG Medicine’s existing shelf registration statement on Form S-3, a prospectus and related prospectus supplement, all as filed with the Securities and Exchange Commission (the “SEC”). Copies of the prospectus supplement may be obtained from the offices of Lazard Capital Markets LLC, 30 Rockefeller Plaza, New York, NY 10020 or via telephone at (800) 542-0970.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of BG Medicine, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD) is a diagnostics company focused on the development and commercialization of novel cardiovascular tests to address significant unmet medical needs, improve patient outcomes and reduce healthcare costs. The Company has two products: the BGM Galectin-3® test for use in patients with chronic heart failure is available in the United States and Europe; and the CardioSCORE™ test for the risk prediction of major cardiovascular events will be launched in Europe in the first half of 2013. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com and www.galectin-3.com.

The BG Medicine Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10352

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect BG Medicine’s future operating results and financial position. Such statements, including, but not limited to, those regarding BG Medicine’s estimates of its approximate net proceeds from the public offering and expenses payable in connection with the public offering, involve known and unknown risks that relate to BG Medicine’s future events or future financial performance and the actual results could differ materially from those discussed in this communication. Risks and uncertainties that may cause BG Medicine’s actual results to differ materially from those discussed in this communication can be found in the “Risk Factors” section of BG Medicine’s prospectus supplement filed on January 25, 2013 relating to the public offering, its Current Report on Form 8-K filed on January 24, 2013, and the other filings BG Medicine periodically makes with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and BG Medicine assumes no responsibility to update or revise any forward-looking statements contained in this communication to reflect events, trends or circumstances after the date of this communication.

CONTACT:

Chuck Abdalian

EVP & Chief Financial Officer

(781) 434-0210